PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-279936

1,388,947 Shares

My Size, Inc.

Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus, or the selling stockholders, of up to 1,388,947 shares of our common stock, par value $0.001 per share, issuable upon the exercise of warrants, as further described below under “Prospectus Summary — Recent Developments — Warrant Repricing.”

The selling stockholders are identified in the table commencing on page 9. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling stockholders may sell all or a portion of the shares of common stock from time to time in market transactions through any market on which our shares of common stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ”. On June 13, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.92 per share.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 5 and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 14, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the shares of common stock offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

We implemented a 1-for-25 reverse stock split of our outstanding shares of common stock that was effective on December 8, 2022, or the 2022 Reverse Split. In addition, we subsequently implemented a 1-for-8 reverse stock split of our outstanding shares of common stock that was effective on April 23, 2024, or the 2024 Reverse Split and together with the 2022 Reverse Split, the Reverse Splits. All share and related option and warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from the Reverse Splits.

All descriptions of our share capital in this prospectus, except the consolidated financial statements and the related notes incorporated by reference into this prospectus, assume the issuance of 504,000 shares of common stock underlying warrants exercised in May 2024, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrants.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “our,” “us,” “My Size” or the “Company” in this prospectus mean My Size, Inc. on a consolidated basis with its wholly-owned subsidiaries, My Size (Israel) 2014 Ltd., My Size LLC, Orgad International Marketing Ltd, Rotrade Ltd., and Naiz Bespoke Technologies, S.L., as applicable.

Overview

We are an omnichannel e-commerce platform and provider of AI-driven SaaS measurement solutions, including MySizeID and our subsidiaries, Naiz Fit, which provides SaaS technology solutions that solve size and fit issues and AI solutions for smarter design through data driven decisions for fashion ecommerce companies, and Orgad, an online retailer operating in the global markets. To date, we have generated almost all our revenue as a third-party seller on Amazon. Our advanced software and solutions assists us in supply chain, identifying products that can drive growth and provides a user-friendly experience and best customer service.

We are currently focused on driving the commercialization of the Naiz Fit technology which, enables shoppers to generate highly accurate measurements of their body to find the accurate fitting apparel by using our Naiz Fit Widget, a simple questionnaire which uses a database collected over the years and allows buyers to know what size to pick when buying online, reducing returns and increasing conversion rates of sellers.

Naiz Fit syncs the user’s measurement data to a sizing model generated with our proprietary Garment Modelling technology for each item sold on the ecommerce, and only presents items for purchase that match their measurements to ensure a correct fit.

We are positioning ourselves as a consolidator of sizing solutions and new digital experience due to new developments for the fashion industry needs. Our other product offerings include First Look Smart Mirror for physical stores and Smart Catalog to empower brand design teams, which are designed to increase end consumer satisfaction, contributing to a sustainable world and reduce operation costs. We also recently launched True Feedback, a Go-To-market solution that extracts data from our Naiz Community mystery shoppers to fine-tune the customer experience offered to fashion buyers, both online and offline.

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Recent Developments

Warrant Repricing

On May 16, 2024, we entered into an inducement offer letter agreement, or the Inducement Letter, with a certain holder, or the Holder, of certain of our existing warrants to purchase up to (i) 326,514 shares of our common stock issued on August 28, 2023, with a twenty-eight month term, at an exercise price of $16.72 per share, and (ii) 344,475 shares of our common stock issued on August 28, 2023, with a five and one-half year term, at an exercise price of $16.72 per share, or collectively, the Existing Warrants.

Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its Existing Warrants to purchase an aggregate of 670,989 shares of our common stock at a reduced exercise price of $4.86 per share in consideration of our agreement to issue new common stock purchase warrants, or the New Warrants, as described below, to purchase up to an aggregate of 1,341,978 shares of our common stock, or the New Warrant Shares, at an exercise price of $4.61 per share, or the Warrant Repricing.

We engaged H.C. Wainwright & Co., LLC, or Wainwright, to act as our exclusive placement agent in connection with the transactions contemplated by the Inducement Letter. We also agreed to issue to Wainwright or its designees warrants, or the Placement Agent Warrants, to purchase up to 46,969 shares of common stock (representing 7.0% of the Existing Warrants being exercised) which will have the same terms as the New Warrants except the Placement Agent Warrants have an exercise price equal to $6.075 per share (125% of the reduced exercise price of the Existing Warrants). Similar to the New Warrants, the Placement Agent Warrants are immediately exercisable from the date of issuance until the five and one-half year anniversary of such date. Upon exercise for cash of any New Warrants, we agreed in certain circumstances to issue to Wainwright warrants representing 7.0% of the shares of common stock underlying such New Warrants.

The closing of the transactions contemplated pursuant to the Inducement Letter occurred on May 20, 2024, or the Closing Date, subject to satisfaction of customary closing conditions. We also agreed to file this registration statement, or this Resale Registration Statement, providing for the resale of the New Warrant Shares issued or issuable upon the exercise of the New Warrants as soon as practicable after the Closing Date, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 60 days following the date of the Inducement Letter (or within ninety (90) calendar days following the date of the Inducement Letter in case of “full review” of the Resale Registration Statement by the SEC) and to keep the Resale Registration Statement effective at all times until no holder of the New Warrants owns any New Warrants or New Warrant Shares.

Company Information

We were incorporated in the State of Delaware and commenced operations in September 1999 under the name Topspin Medical, Inc. In December 2013, we changed our name to Knowledgetree Ventures Inc. Subsequently, in February 2014, we changed our name to My Size, Inc. Our principal executive offices are located at 4 Hayarden, pob 1026, Airport City, Israel 7010000, and our telephone number is +972-3-600-9030. Our website address is www.MySizeID.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

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THE OFFERING

Shares of common stock currently outstanding	883,131 shares of common stock.

Securities offered by the selling stockholders	Up to 1,388,947 shares of our common stock, par value $0.001 per share, consisting of (i) 1,341,978 shares of our common stock issuable upon the exercise of the New Warrants, and (ii) 46,969 shares of our common stock issuable upon the exercise of the Placement Agent Warrants.

Shares of common stock to be outstanding assuming exercise of the warrants	2,272,078 shares of common stock.

Selling Stockholders	All of the shares of our common stock are being offered by the selling stockholders. See “Selling Stockholder” on page 9 of this prospectus for more information on the selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of the Warrants and Placement Agent Warrants if the holders do not exercise the warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

Risk Factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 this prospectus.

Listings	Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ”.

Unless otherwise indicated, the number of shares of common stock outstanding prior to and after this offering is based on 883,131 shares of common stock outstanding as of June 3, 2024, and excludes as of such date:

●	31,461 shares of common stock issuable upon exercise of outstanding options and RSUs under our 2017 Equity Incentive Plan at a weighted exercise price of $7.27;

●	527 shares of common stock issuable upon exercise of outstanding options under our 2017 Consultant Equity Incentive Plan and non-plan options at a weighted exercise price of $99.98;

●	3,014 shares of common stock reserved for potential future issuance pursuant to our 2017 Equity Incentive Plan and 2017 Consultant Equity Incentive Plan, combined;
●	1,468,872 shares of common stock issuable upon the exercise of warrants outstanding at a weighted exercise price of $9.79 per share (including the New Warrants and Placement Agent Warrants); and

●	the issuance of 504,000 shares of common stock underlying warrants exercised in May 2024, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrant.

Unless otherwise indicated, all information in this prospectus (i) assumes no exercise of the outstanding options or warrants described above, and (ii) gives retroactive effect to the Reverse Splits.

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RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk set forth below, as well as the risks described in our most recent Annual Report on Form 10-K, any updates to those risks in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

The sale of a substantial amount of our shares of common stock including resale of the shares being registered hereunder in the public market could adversely affect the prevailing market price of our common stock.

We are registering for resale 1,388,947 shares of common stock. Sales of substantial amounts of shares of our shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of common stock, and the market value of our other securities. We cannot predict if and when selling stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Our headquarters and some of our operations are located in Israel, and therefore, political, economic and military conditions in Israel may affect our operations and results.

Our headquarters and some of our operations are located in central Israel and our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital.

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and these terrorist organizations in parallel continued rocket and terror attacks. As a result of the events of October 7, 2023, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty. None of our full-time or part-time employees in Israel were called up for reserve service. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our business operations. In particular, most of our operations are in Spain. However, the intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on our business and operations and on Israel’s economy in general. If the war extends for a long period of time or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be adversely affected.

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In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and southern border (with the Houthi movement in Yemen). It is possible that hostilities with Hezbollah in Lebanon will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank as well as other hostile countries will join the hostilities. Such clashes may escalate in the future into a greater regional conflict. In addition, Iran recently launched a direct attack on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. In recent years, the hostilities involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

The continued political instability and hostilities between Israel and its neighbors and any future armed conflict, terrorist activity or political instability in the region could adversely affect our operations in Israel and adversely affect the market price of our shares of common stock. In addition, several organizations and countries may restrict doing business with Israel and Israeli companies have been and are today subjected to economic boycotts. The interruption or curtailment of trade between Israel and its present trading partners could adversely affect our business, financial condition and results of operations.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. To date, these initiatives have been substantially put on hold. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

Some of our employees are obligated to perform military reserve duty in Israel.

Many Israeli citizens, including our employees are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 40 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups. Such disruption could materially adversely affect our business, results of operations and financial condition.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and “would.” For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement.

Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus or in our Annual Report on Form 10-K that is incorporated by reference herein. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to:

●	our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

●	risks related to our ability to continue as a going concern;

●	the new and unproven nature of the measurement technology markets;

●	our ability to achieve customer adoption of our products;

●	our ability to realize the benefits of our acquisitions of Orgad and Naiz;

●	our dependence on assets we purchased from a related party;

●	our ability to enhance our brand and increase market awareness;

●	our ability to introduce new products and continually enhance our product offerings;

●	the success of our strategic relationships with third parties;

●	information technology system failures or breaches of our network security;

●	competition from competitors;

●	our reliance on key members of our management team;

●	current or future litigation;

●	current or future unfavorable economic and market conditions and adverse developments with respect to financial institutions and associated liquidity risk; and

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their shares of common stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the New Warrants and Placement Agent Warrants and issuance of the underlying warrant shares to the extent that these warrants are exercised for cash. The New Warrants and Placement Agent Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $6.5 million. We intend to use the net proceeds of such warrant exercise, if any, for general corporate purposes and working capital.

Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. We can make no assurances that any of the warrants and placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those shares of common stock issuable upon exercise of the New Warrants and Placement Agent Warrants previously issued in connection with the Warrant Repricing. For additional information regarding the issuance of those shares of common stock and warrants, see “Prospectus Summary — Recent Developments — Warrant Repricing” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. Other than with respect to Wainwright, which acted as our placement agent in the Warrant Repricing in May 2024, our warrant repricing in August 2023, each of our January 2023, October 2021, January 2020, May 2020 financings and our former at-the-market offering facility that was established in September 2019, except for the ownership of the warrants and Placement Agent Warrants issued, and the shares of common stock issued and issuable pursuant to prior financings, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number the shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, including shares underlying the New Warrants or Placement Agent Warrants, as of June 3, 2024, assuming exercise of the New Warrants or Placement Agent Warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of the shares of common stock being offered in this prospectus by the selling stockholders. The fourth and fifth columns list the amount of the shares of common stock owned after the offering, by number of the shares of common stock and percentage of outstanding the shares of common stock (assuming for the purpose of such percentage, 883,181 shares outstanding as of June 3, 2024) assuming in both cases the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the New Warrants and Placement Agent Warrants issued in the Warrant Repricing, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling stockholders may sell all, some or none of their shares of common stock or New Warrants or Placement Agent Warrants in this offering. See “Plan of Distribution.”

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After the Offering		Percentage of Shares of Common Stock Owned After the Offering
Armistice Capital, LLC (1)	1,929,978	(2)	1,341,978	(3)	588,000	(4)	25.9%
Michael Vasinkevich (5)	49,339	(6)	30,119	(7)	19,220	(8)	*
Noam Rubinstein (5)	24,238	(9)	14,795	(10)	9,443	(11)	*
Craig Schwabe (5)	2,599	(12)	1,585	(13)	1,014	(14)	*
Charles Worthman (5)	772	(15)	470	(16)	302	(17)	*

*	Denotes less than 1%.

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

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(2)	Represents (i) 84,000 shares held by the Selling Stockholder, (ii) 504,000 shares underlying Existing Warrants exercised in May 2024, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision of 9.99% in the warrant, and (iii) 1,341,978 shares of common stock issuable upon exercise of New Warrants issued in connection with the Warrant Repricing.

(3)	Represents 1,341,978 shares of common stock issuable upon exercise of New Warrants issued in connection with the Warrant Repricing.

(4)	Represents (i) 84,000 shares held by the Selling Stockholder, and (ii) 504,000 shares underlying Existing Warrants exercised in May 2024, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrant.

(5)	Referenced person is affiliated with Wainwright, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. Wainwright acted as our placement agent in our May 2024 and August 2023 warrant repricing, our January 2020, May 2020, October 2021 and January 2023 financings and has acted as sales agent in our at-the-market equity offering. Referenced person has sole voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(6)	Represents (i) 11,323 shares of common stock issuable upon exercise of placement agent warrants issued in our August 2023 warrant repricing, (ii) 100 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (iii) 875 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iv) 1,412 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, (v) 5,510 shares of common stock issuable upon exercise of placement agent warrants issued in connection with our January 2023 financing, and (vi) 30,119 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(7)	Represent 30,119 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(8)	Represents (i) 11,323 shares of common stock issuable upon exercise of placement agent warrants issued in our August 2023 warrant repricing, (ii) 99 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (iii) 874 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iv) 11,288 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, and (v) 5,510 shares of common stock issuable upon exercise of placement agent warrants issued in connection with our January 2023 financing.

(9)	Represents (i) 5,563 shares of common stock issuable upon exercise of placement agent warrants issued in our August 2023 warrant repricing, (ii) 49 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (iii) 430 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iv) 694 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, (v) 2,707 shares of common stock issuable on exercise of placement agent warrants issued in connection with our January 2023 financing, and (vi) 14,795 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(10)	Represent 14,795 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

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(11)	Represents (i) 5,562 shares of common stock issuable upon exercise of placement agent warrants issued in our August 2023 warrant repricing, (ii) 49 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (iii) 430 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iv) 693 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, and (v) 2,707 shares of common stock issuable on exercise of placement agent warrants issued in connection with our January 2023 financing.

(12)	Represents (i) 596 shares of common stock issuable upon exercise of placement agent warrants issued in our August 2023 warrant repricing, (ii) 6 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (iii) 47 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iv) 75 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, (v) 290 shares of common stock issuable upon exercise of placement agent warrants issued in connection with our January 2023 financing and (vi) 1,585 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(13)	Represent 1,585 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(14)	Represents (i) 596 shares of common stock issuable upon exercise of placement agent warrants issued in our August 2023 warrant repricing, (ii) 5 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (iii) 46 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iv) 74 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, and (v) 290 shares of common stock issuable upon exercise of placement agent warrants issued in connection with our January 2023 financing.

(15)	Represents (i) 177 shares of common stock issuable upon exercise of placement agent warrants issued in our August 2023 warrant repricing, (ii) 2 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (iii) 14 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iv) 23 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, (v) 86 shares of common stock issuable upon exercise of placement agent warrants issued in connection with our January 2023 financing, and (vi) 470 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(16)	Represent 470 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(17)	Represents (i) 177 shares of common stock issuable upon exercise of placement agent warrants issued in our August 2023 warrant repricing, (ii) 2 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 private placement, (iii) 14 shares of common stock issuable upon exercise of placement agent warrants issued in our May 2020 offering, (iv) 22 shares of common stock issuable upon exercise of placement agent warrants issued in our October 2021 offering, and (v) 86 shares of common stock issuable upon exercise of placement agent warrants issued in connection with our January 2023 financing.

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PLAN OF DISTRIBUTION

Each selling stockholder, or the Selling Stockholders, of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

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EXPERTS

The consolidated financial statements of My Size, Inc. and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be read and copied at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.MySizeID.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the securities offered under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www.MySizeID.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2024;

●	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items), filed with the SEC on the following dates: January 17, 2024, February 16, 2024, April 15, 2024, May 7, 2024, May 16, 2024 and May 16, 2024; and

●	The description of our common stock, which is contained in the registration statement on Form 8-A, filed with the SEC on June 14, 2016, as supplemented by Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 19, 2020, and as may be further updated or amended in any amendment or report filed for such purpose.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Or Kles, Chief Financial Officer, 4 Hayarden, POB 1026, Airport City, Israel 701000, telephone number +972-3- 6009030.

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1,388,947 Shares

My Size, Inc.

COMMON STOCK

PROSPECTUS

June 14, 2024